UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 22, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.

Tennessee	0-25225	62-1749513
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(615) 444-5533

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Long-Term Incentive Plan (the “LTI”)

On September 22, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cracker Barrel Old Country Store, Inc. (the “Company”) established the LTI for 2011 (the "2011 LTI") and each named executive officer’s “LTI Percentage,” which was unchanged from the 2010 Long-Term Incentive Plan.  In this regard, reference is made to Item 5.02 of the Current Report on Form 8-K of the Company filed with the Commission on September 16, 2009, which is incorporated herein by this reference.  The LTI Percentage represents the target opportunity, expressed as a percentage of that executive's base salary, that is available under the 2011 LTI.

The 2011 LTI consists of two components of substantially equal value: the FY11 Long-Term Performance Plan (the “FY11 LTPP”), which provides for awards of Performance Shares (as that term is defined in the Company's 2002 Omnibus Incentive Compensation Plan (the “2002 Plan”)), and (ii) the Annual Stock Incentive Grant (the “FY11 LTI Incentive Grant”).  Historically, the Company annual stock incentive has consisted of stock options; however the Company intends to transition to grants of stock units for the annual award if the Company's shareholders approve at this year's annual meeting of the Company's shareholders a new omnibus incentive compensation plan (the "2010 Plan"), which will add shares to the number that currently may be granted to employees of the Company and replace all existing equity incentive plans of the Company.

FY11 LTPP participants receive awards that consist of performance shares (“LTPP Awards”).  The payment of an LTPP Award is dependent upon the Company’s achieving a minimum level of operating income from continuing operations during 2011 and 2012 (the “LTPP Performance Goal”).  The Company intends for payments under the FY11 LTPP to qualify as “performance based” compensation under Section 162(m) to the maximum amount allowed under the Omnibus Plan.  Accordingly, if the LTPP Performance Goal is not met, no LTPP Award will be paid to any “Covered Employee,” which means an officer to whom Section 162(m) applies.  If the LTPP Performance Goal is met, each officer then would be eligible for an LTPP Award based upon 150% of his or her LTI Percentage.  The Committee could decrease but could not increase the LTPP Award paid to any “Covered Employee,” based upon such factors as the Committee, in its discretion, deems appropriate.

The remainder of 2011 LTI consists of the FY11 LTI Incentive Grant.  The type of award ultimately received by the participants will depend on whether the 2010 Plan is approved by the Company's shareholders.  Participants will receive (i) a grant of options (an "FY11 LTI Option") in the event that the 2010 Plan is not approved by the Company's shareholders; or (ii) a grant of stock units (an "FY11 LTI Unit Award") in the event that the 2010 Plan is approved by the Company's shareholders.

Accordingly, on September 22, 2010, the Committee made FY11 LTI Option awards to the named executive officers pursuant to the 2002 Plan, each with an exercise price of $50.02, the closing market price of the Company’s stock on the date of the grant.  The FY11 LTI Options will vest ratably over a three year period.  The FY11 LTI Options are subject to defeasance in the event the 2010 Plan is approved by the Company's shareholders at the 2010 annual meeting.

On September 22, 2010, the Committee also made FY11 LTI Unit Awards to the named executive officers.  Each FY11 LTI Unit Award has a target number of shares to be received in the event there is no change in total return to the Company's shareholders during the performance period (fiscal years 2011, 2012 and 2013) with a value based upon ½ of each participant's LTI Percentage.  Total shareholder return, for purposes of each FY11 LTI Unit Award means increases in share price plus dividends paid.  The maximum number of shares that may be awarded would be 150% of the target number of shares in the event that total return to the Company's shareholders increases by 150% or more during the performance period.

The payment of a FY11 LTI Unit Awards is further dependent upon the Company achieving a minimum level of operating income from continuing operations during 2011, 2012 and 2013 (the “LTI Unit Performance Goal”).  The Company intends for payments under the FY11 LTI Unit Awards to qualify as “performance based” compensation under Section 162(m) to the maximum amount allowed by law and the 2010 Plan.  Accordingly, if the LTI Unit Performance Goal is not met, no FY11 LTI Unit Awards will be paid to any “Covered Employee.”  If the LTI Unit Performance Goal is met, each officer then would be eligible to receive his or her FY11 LTI Unit Award.  The Committee could decrease but could not increase any FY11 LTI Unit Award paid to any “Covered Employee,” based upon such factors as the Committee, in its discretion, deems appropriate.

2011 Salaries for Named Executive Officers

Reference is made to Item 5.02 of the Current Report on Form 8-K of the Company filed with the Commission on August 3, 2010, which is incorporated herein by this reference.  On September 23, 2010, the Board, upon the recommendation of the Committee, approved an increase in the salary of Michael A. Woodhouse, the Company's Chairman, President and Chief Executive Officer from $1 million to $1.1 million.  This was the first increase in Mr. Woodhouse's base salary since 2007.

Item 7.01.  Regulation FD Disclosure.

On September 24, 2010, the Company issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K and that is incorporated by reference into this Item announcing that the Board had declared a quarterly dividend of $0.22 per share payable on November 5, 2010 to shareholders of record on October 15, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index immediately following signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2010	CRACKER BARREL OLD COUNTRY
STORE, INC.

	By:	/s/ N.B. Forrest Shoaf
	Name:	N.B. Forrest Shoaf
	Title:	Senior Vice President, Secretary
and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Cracker Barrel Old Country Store, Inc. dated September 24, 2010 (furnished only)